Exhibit 3.172

C-101 Prescribed by Secretary of State – Anthony J. Celebrezze, Jr.	Incorporated 12-29-80

Articles of Incorporation

– OF –

City Wide Ambulance Service, Inc.

(Name of Corporation)

The undersigned, a majority of whom are citizens of the United States, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

FIRST. The name of said corporation shall be City Wide Ambulance Service, Inc.

SECOND. The place in Ohio where its principal office is to be located is Norwood, Hamilton County.

                                                                                      (City, Village or Township)

THIRD. The purposes for which it is formed are:

To engage in any lawful act, activity or business not contrary to and for which a corporation may be formed under the laws of the State of Ohio, and to have and exercise all powers, rights and privileges conferred by the laws of Ohio on corporations, including, but not limited to, buying, leasing or otherwise acquiring and holding, using or otherwise enjoying and selling, leasing or otherwise disposing of any interest in any property, real or personal, of whatever nature and wheresoever situated, and buying and selling stocks, bonds, or any other security of any issuer as the corporation by action of its board of directors may, at any time and from time to time, deem advisable.

MAR-30-1999 15:11	CT Phoenix
	Prescribed by	Charter No.
	BOB TAFT, Secretary of State	Approved
	30 East Broad Street, 14th Floor	Date
	Columbus, Ohio 43266-0418	Fee
Form SH-AMD (January 1991)

CERTIFICATE OF AMENDMENT

by Shareholders to the Articles of Incorporation of

City Wide Ambulance Service, Inc.
(Name of Corporation)
Mark E. Liebner, who is
☐ Chairman of the Board	☐ President	☒ Vice President (check one)

and

Steven M. Lee, who is:	☒ Secretary	☐ Assistant Secretary (Check one)

of the above named Ohio corporation for profit do hereby certify that: (check the appropriate box and complete the appropriate statements)

☐        a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on                     , 19     at
  which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of
  shares entitling them to exercise         % of the voting power of the corporation.

☒        in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

“RESOLVED, that the sole shareholder of the Corporation hereby approves amending the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), to change the name of the Corporation to Rural/Metro of Southern Ohio, Inc., by amending Article First of the Articles of Incorporation in its entirety to read as follows:

First. The name of the corporation shall be Rural/Metro of Southern Ohio, Inc.”
IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 30th day of March, 1999.

COPY	By
Mark E. Liebner, Vice President

By
Steven M. Lee Secretary
NOTE: Ohio law does not permit one officer to sign in two capacities, Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.

(OHIO – 613 – 3/4/91)